                                                                  Exhibit 3b(i)
CONSENT OF SOLE STOCKHOLDER
OF BELL ATLANTIC - WEST VIRGINIA, INC.

The undersigned, which holds all of the outstanding stock of Bell Atlantic - West Virginia, Inc. (the "Corporation"), does hereby consent to and adopt the following resolution pursuant to Section 31-1-73 of the West Virginia Corporation Act:

RESOLVED, that the By-Laws of the Corporation be, and they hereby are, amended and restated in their entirety as set forth on Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned sole stockholder of Bell Atlantic - West Virginia, inc. has executed this consent as of the 15th day of December, 1995.


Bell Atlantic Corporation

By:
Raymond W. Smith
Chairman of the Board and
Chief Executive Officer